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                                                                   EXHIBIT 99(b)



                                    CONSENT


    The undersigned, a director of The Brooklyn Union Gas Company ("Brooklyn Union"), hereby consents (i) to being named as a prospective director of KeySpan Energy Corporation ("KeySpan") in the Prospectus/Proxy Statement of KeySpan and Brooklyn Union relating to the Annual Meeting of Shareholders of Brooklyn Union to be held on February 6, 1997, and (ii) to his election as a director of KeySpan, for the term indicated in such Prospectus/Proxy Statement, prior to effectiveness of the share exchange provided for in the Agreement and Plan of Exchange attached to such Prospectus/Proxy Statement as Exhibit A. The undersigned understands that (i) he will be elected a director of KeySpan if and only if he is, at the time of such election, serving as a director of Brooklyn Union, and (ii) he will be elected to serve as a director of KeySpan (subject to removal, resignation, death, or disability) for the term specified in such Prospectus/Proxy Statement.

December 5, 1996                                   -----------------------------